Bruce C. Edwards Has Been Elected to Bank of Lancaster's Board of Directors

KILMARNOCK, Va., May 31, 2016 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Bank of Lancaster and Bay Trust Company, announces that Bruce C. Edwards has been elected to Bank of Lancaster's Board of Directors.

"We are pleased and honored to welcome Bruce to our Bank Board," said Randal R. Greene, President and Chief Executive Officer. "Since Bruce first joined our family of companies as a member of our Bank's Southern Region Community Board, he has brought valuable counsel to our company and has exhibited excellent leadership qualities. We are pleased to now have him as a member of the Bank's Board of Directors and we appreciate his willingness to serve and look forward to his continued guidance."

Edwards is president and owner of Lamberth Building Materials, a retail business that services both the professional contractor and the home owner with new and innovated lines of building materials throughout the lower Northern Neck, Middlesex and Gloucester since 1978.

Edwards received his B.S. in Business Administration from Virginia Tech. He is currently serving on the Southern Regional Community Board for Bank of Lancaster, Treasurer of the White Stone Business Association, and a member of the Rappahannock Home Builders Association and the Building Material Suppliers Association.

"I am both honored and thrilled to be a part of Bank of Lancaster's family," said Edwards. "My relationship with the Bank over the past 20 plus years has been a wonderful and positive experience. It is an exciting time for Bank of Lancaster with its recent expansion into the Richmond market, and I look forward to being a part of the Bank's future growth in the Northern Neck and Middle Peninsula and in Richmond."

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

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